EXHIBIT 33.3

REPORT ON ASSESSMENT OF COMPLIANCE WITH REGULATION AB SERVICING CRITERIA

BNY Trust Company of Australia Limited (formerly JP Morgan Trust Australia Limited) (the “Asserting Party”) is responsible for assessing compliance as of September 30, 2007 and for the period from May 31, 2007 (date of issuance of the Series 2007-1G WST Trust) through September 30, 2007 (the “Reporting Period”) with the servicing criteria set forth in Section 229.1122(d) of the Code of Federal Regulations (the “CFR”), except for criteria 229.1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv); 1122(d)(2)(i), 1122(d)(3)(i), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(iii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xiv) in the CFR, which the Asserting Party had concluded are not applicable to the servicing of the Series 2007-1G WST Trust asset-backed securitisation transaction backed by housing loan receivables and serviced by the Asserting Party (the “Applicable Servicing Criteria”). The sole asset-backed securitisation transaction covered by this report was the Series 2007-1G WST Trust.

The Asserting Party has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Asserting Party had complied, in all material respects, with the Applicable Servicing Criteria for the Series 2007-1G WST Trust asset-backed securitisation transaction backed by housing loan receivables serviced by the Asserting Party.

Ernst & Young, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria for the Reporting Period as set forth in this assertion.

BNY Trust Company of Australia Limited (formerly JP Morgan Trust Australia Limited)

Date: 2 October 2007

By:	/s/ Michael Thomson
Name:	Michael Thomson
Title:	Chief Operating Officer